Exhibit (d)(9)

WAIVER AND REIMBURSEMENT AGREEMENT

This Waiver and Reimbursement Agreement (“Agreement”) dated as of the 15th day of August, 2023 by and between The Commerce Funds (“Commerce”), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended, and Commerce Investment Advisors, Inc. (the “Adviser”), a Missouri corporation that serves as an investment adviser to the MidCap Value Fund, a portfolio of Commerce, pursuant to the Advisory Agreement between the Adviser and Commerce dated as of August 15, 2023.

BACKGROUND

The parties to this Agreement wish to limit investment advisory or other fees and/or reimburse expenses of the MidCap Value Fund as set forth on Exhibit A hereto in order to improve the performance of such portfolio.

AGREEMENT

THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. The Adviser shall waive all or a portion of its investment advisory fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratio of the MidCap Value Fund shall not exceed the amount set forth on Exhibit A as may be amended in writing from time to time by the parties.

2. The Adviser acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees that are the subject of this Agreement at any time in the future.

3. This Agreement is effective as of October 31, 2023 and will remain in effect through November 1, 2024 (the “Initial Term”). Thereafter, this Agreement will automatically renew for successive one-year terms (each such one year period a “Renewal Year”). This Agreement may be terminated, as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year.

4. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMERCE FUNDS		COMMERCE INVESTMENT ADVISORS, INC.

By:	/s/ Willian R. Schuetter	By:	/s/ Laura Spidle
	Name: William R. Schuetter		Name: Laura Spidle
	Title: President		Title: Vice President

Exhibit A

The Commerce Funds

Name of Portfolio	Total Annual Operating Expenses
MidCap Value Fund	0.70%